UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2020
 Newpark Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-02960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9320 Lakeside Boulevard,	Suite 100
The Woodlands,	Texas	77381
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (281) 362-6800

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NR	New York Stock Exchange
Rights to Purchase Series D Junior Participating Preferred Stock	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 4, 2020, Newpark Resources, Inc. (the “Company”) received notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that it is no longer in compliance with NYSE continued listing criteria set forth in Section 802.01C of the NYSE Listed Company Manual, which requires listed companies to maintain an average closing share price of at least $1.00 over a period of 30 consecutive trading days. The Company is in compliance with all other NYSE continued listing standards.
As required by the NYSE, the Company intends to timely respond to the NYSE with respect to its intent to cure the deficiency and regain compliance with the NYSE’s price criteria. The Company intends to consider all available options to regain compliance with Section 802.01C of the NYSE Listed Company Manual, which may include transactions that are subject to approval of the Company’s shareholders.
Pursuant to Section 802.01C, the Company has a period of six months following the receipt of the Notice to regain compliance with the minimum share price requirement. The Company can regain compliance with the minimum share price requirement at any time during the cure period if, on the last trading day of any calendar month during the cure period or on the last day of the cure period, the Company has a closing share price of at least $1.00, and an average closing share price of at least $1.00 over the 30 trading-day period ending on such date.
If the Company effectuates a transaction requiring shareholder approval in order to cure the share price non-compliance, the Company would have until the next Annual Meeting of shareholders to obtain such shareholder approval. If shareholder approval is obtained, the Company would be required to implement action promptly thereafter and the condition will be deemed cured if the price promptly exceeds $1.00 a share, and the price remains above that level for at least the following 30 trading days.
The Notice has no immediate impact on the listing of the Company’s shares, which will continue to be listed and traded on the NYSE during the cure period under the symbol “NR”, subject to the Company’s continued compliance with the other listing requirements of the NYSE. However, the symbol will have an added designation of “.BC” to indicate that the status of the shares is “below compliance” with the NYSE continued listing standards. The “.BC” indicator will be removed at such time as the Company regains compliance. The Notice does not affect the Company’s ongoing business operations or its Securities and Exchange Commission reporting requirements, and it does not result in an event of default under any of the Company’s material debt agreements.
If we are unable to meet these listing standards and are unable to cure any such non-compliance within the applicable cure period provided by the NYSE, the NYSE could delist our common stock. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; limiting our ability to issue additional securities or obtain additional financing in the future; decreasing the amount of news and analyst coverage of us; and causing us reputational harm with investors, our employees, and parties conducting business with us. A delisting of our common stock would constitute a “fundamental change” under the terms of our unsecured convertible senior notes (“Convertible Notes”), requiring us to make an offer to repurchase the Convertible Notes at par. As of September 30, 2020, $66.9 million aggregate principal amount of our Convertible Notes was outstanding, and there can be no assurance we would have sufficient funds available to us to repurchase the Convertible Notes if required to do so. Failure to repurchase the Convertible Notes also could cause a cross-default under our U.S. asset-based loan facility, which would permit the holders of the indebtedness to accelerate the maturity thereof and proceed against their collateral and could have a material adverse effect on our business and financial condition.
Item 7.01     Regulation FD Disclosure.
On November 5, 2020, the Company issued a press release relating to such receipt of the notice of noncompliance from the NYSE, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Newpark Resources, Inc. on November 5, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.
(Registrant)

Date:	November 5, 2020	By:	/s/ Gregg S. Piontek
Gregg S. Piontek
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)